EXHIBIT 99.1

FOR IMMEDIATE RELEASE NOVEMBER 28, 2012

Kenergy Scientific, Inc. (PINKSHEETS: KNSC)

GREENSMART STORE ANNOUNCES HUGE PRODUCT BASE EXPANSION FOR HOLIDAY SEASON!

(Flemington, NJ) – Ken Glynn, President and CEO of the GreenSmart Stores and Kenergy Scientific, Inc. (PINKSHEETS: KNSC), today announced that there will be about forty new green products available to customers for the Holiday Season beginning on November 23rd, Black Friday. These new products include natural materials, recycled materials, jewelry, solar rechargers, books and natural and organic fabric clothing. Some of the new jewelry items include silver chains with bright colored swirl patterns, including earrings, necklaces, and bracelets as well as cut cookie “tin” necklaces. All of the jewelry items are made by local artisans. Also added are two new solar rechargers that can charge e-devices as large as laptops, e-readers, PDA and cell phones. Beautiful natural alpaca scarfs and Turkish hand woven organic cotton Pestemals in stunning patterns and colors have also been added.

The new additions increase product choices at the store to over 300 items. These include solar cell phone rechargers/solar backup battery packs; solar powered radio/flashlights; solar lanterns; solar backpacks; solar shoulder and handbags; Arizona ice tea can earrings; recycled can clocks; nano-ceramic nonstick Teflon free cookware; and recycled bottle poly and recycled cotton sweatshirts and tee shirts. The energy saving Amish heaters are now available in cherry, dark oak and light oak cabinets with fireplace presentation. We sell energy saving electric bicycles and mopeds; energy saving lamps (tiffany; modern; ironwork). Ecoist, our source for recycled and repurposed wrapper pocketbooks and coin purses, plants a tree for each sale! We offer nature and natural medicine books; alpaca natural scarfs, hats, socks and slipper socks; solar toys; historic oil lamps; Brita water purifying pitchers and bottles; natural organic cotton baby blankets; towels; and numerous other items. Everything in our store is eco-friendly and has a positive impact on reducing the carbon footprint.

Our flagship store is located at the Flemington MarketPlace in Flemington, and plans are being made to open three new stores in 2013. Possible locations include in Lambertville, New Jersey; Wayne, Pennsylvania; Georgetown, DC; Orlando and Philadelphia.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Kenergy Scientific, Inc., Ken Glynn, CEO and President, 908 788 0077.